Exhibit 99.1

News Release

AXCELIS STRENGTHENS ITS BOARD WITH

THE ELECTION OF TWO DIRECTORS

BEVERLY, Mass., Feb. 28, 2024 -- Axcelis Technologies, Inc. (Nasdaq: ACLS), a leading supplier of enabling ion implantation solutions for the semiconductor industry, announced today that Gregory Graves and Necip Sayiner have been elected to the Company’s Board of Directors.

“We are pleased to welcome Gregory Graves and Dr. Necip Sayiner to the Axcelis board," said President and CEO of Axcelis Technologies, Russell Low. “We believe their combined experience in semiconductor technology, strategy and business development will be a tremendous asset to Axcelis. We look forward to their contributions as we lead Axcelis to the next level of growth."

Mr. Graves served as chief financial officer of Entegris, Inc., a leading supplier of advanced materials and process solutions for the semiconductor and other high-technology industries, from 2007 to 2023, having served as senior vice president, strategic planning and business development from 2002 to 2007. Prior to joining Entegris, Mr. Graves held positions in investment banking and corporate development, including at Piper Jaffray, RBC (Dain Rauscher) and The Pillsbury Company. Mr. Graves also currently serves as a director of Skywater Technologies, Inc., a semiconductor manufacturer. Mr. Graves received a Bachelor of Arts degree and a Master of Accounting and Taxation degree from the University of Alabama. He also received a Master of Business Administration degree from the University of Virginia.

Dr. Sayiner served as executive vice president and general manager at Renesas Electronics Corporation, a developer and manufacturer of semiconductor products from 2017 to 2019. Prior to that, beginning in 2013, he served as president and CEO of Intersil Corporation, a leading provider of innovative power management and precision analog solutions. Prior to Intersil, Dr. Sayiner was president and CEO of Silicon Laboratories and held various executive roles at Agere Systems. He is currently a board member at Rambus, Inc., a manufacturer of semiconductor chips and IP that advance data center connectivity. Dr. Sayiner holds a doctoral degree in Electrical Engineering from the University of Pennsylvania, a Master of Science degree in Engineering from Southern Illinois University, along with a Bachelor of Science degree in Electrical and Electronics Engineering and a Bachelor of Science degree in Physics from Bosphorus University in Turkey.

News Release

About Axcelis:
Axcelis (Nasdaq: ACLS), headquartered in Beverly, Mass., has been providing innovative, high-productivity solutions for the semiconductor industry for over 45 years. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation systems, one of the most critical and enabling steps in the IC manufacturing process. Learn more about Axcelis at www.axcelis.com.

CONTACTS:

Maureen Hart (editorial/media) 978.787.4266

Doug Lawson (investor relations) 978.787.9552

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